CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
NEWPARK RESOURCES, INC.

Newpark Resources, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

FIRST: The name of the Corporation is Newpark Resources, Inc. The Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary of State's Office on November 5, 1998.

SECOND: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation and directed that the proposed amendment be considered by the stockholders of the Corporation. A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on November 3, 2009, at which meeting the necessary number of shares were voted in favor of the proposed amendment. The stockholders of the Corporation duly adopted this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation.

THIRD: Article FOURTH of the Restated Certificate of Incorporation is hereby amended by deleting all of Paragraph A of Article FOURTH and replacing it with the following in substitution therefor:

"A. The corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which this corporation shall have authority to issue is Two Hundred One Million (201,000,000), of which One Million (1,000,000) shall be Preferred Stock and Two Hundred Million (200,000,000) shall be Common Stock. The Preferred Stock and the Common Stock shall each have a par value of $.01 per share."

FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation shall become effective at 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment to the Restated Certificate of Incorporation has been executed for and on behalf of the Corporation by an officer thereunto duly authorized and attested to as of November 3, 2009.

NEWPARK RESOURCES, INC.

By: /s/ Paul L. Howes

Name: Paul L. Howes

Title: President and Chief Executive Officer